EXHIBIT 3.1

                         CERTIFICATE OF AMENDMENT TO THE
                 SECOND RESTATED CERTIFICATE OF INCORPORATION OF
                                SCI SYSTEMS, INC.
                          (FORMERLY SPACE CRAFT, INC.)


      SCI SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

            FIRST: That at a meeting of the Board of Directors of SCI Systems, Inc., a resolution was duly adopted setting forth a proposed amendment to the Second Restated Certificate of Incorporation of SCI Systems, Inc. (formerly Space Craft, Inc.), declaring said amendment to be advisable, and declaring that approval of said amendment be considered at the next Annual Meeting of Stockholders.

            SECOND: The Board of Directors at said meeting of the Board of Directors resolved that Article Fourth of the Second Restated Certificate of Incorporation of SCI Systems, Inc. should be amended by deleting Section (a) of Article Fourth in its entirety and by substituting in lieu thereof the following:

            "FOURTH. (a) The aggregate number of shares which the corporation shall have the authority to issue is Five Hundred Million (500,000,000) shares of common stock with par value of ten cents ($0.10) per share (hereinafter called the "Common Stock") and Five Hundred Thousand (500,000) shares of preferred stock without par value (hereinafter called the "Preferred Stock"). At every meeting of the stockholders, every holder of stock of the corporation, be it Common Stock or Preferred Stock, shall be entitled to one vote, in person or by proxy, for each share of Common Stock or Preferred Stock standing in his name on the books of the corporation. The Common Stock and the Preferred Stock shall vote together as one class unless otherwise expressly required by law."

            THIRD: That thereafter, pursuant to resolution of its Board of Directors, and upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, a meeting was held at which meeting the necessary number of shares as required by statute were voted in favor of said amendment.


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            FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, SCI Systems, Inc. has caused this Certificate to be signed by A. Eugene Sapp, Jr., its Chief Executive Officer and authorized officer, and attested by Michael M. Sullivan, its Secretary, this third day of November, 2000.


                                    SCI SYSTEMS, INC.


                                    By:    /s/ A. Eugene Sapp, Jr.
                                           -------------------------------------

                                    Name:  A Eugene Sapp, Jr.
                                           -------------------------------------

                                    Title:  Chief Executive Officer
                                            ------------------------------------


Attested:


By:      /s/ Michael M. Sullivan
         -----------------------------------
         Michael M. Sullivan, Secretary


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